Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

BY AND AMONG

RENTRAK CORPORATION,

COMPETITIVE MEDIA REPORTING, LLC

AND

WPP LUXEMBOURG GAMMA THREE S.À R.L.

Dated as of October 8, 2014

i

TABLE OF CONTENTS

(continued)

ii

INVESTOR RIGHTS AGREEMENT

OF

RENTRAK CORPORATION

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of October 8, 2014, by and among Rentrak Corporation, an Oregon corporation (the “Company”), Competitive Media Reporting, LLC, a Delaware limited liability company (“CMR”) and WPP Luxembourg Gamma Three S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“WPP Luxembourg”; together with CMR, the “Investor”). Capitalized terms used but not defined in Section 1.1 of this Agreement have the same meanings given such terms in the Stock Purchase Agreement between the Company and WPP Luxembourg, entered into as of the date hereof (the “Purchase Agreement”). Unless otherwise indicated, references to articles and sections shall be to articles and sections of this Agreement.

WHEREAS, concurrent with the execution of this Agreement, CMR and the Company, are entering into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which, and subject to the terms and conditions contained therein, the Company will purchase substantially all of the assets of the Business (as defined in the Asset Purchase Agreement) from CMR and, in exchange for such assets, the Company will issue to the Investor shares of Common Stock that will represent eleven percent (11%) of the issued and outstanding shares of Common Stock (after giving effect to such issuance) (such shares of Common Stock to be issued by the Company pursuant to the Asset Purchase Agreement are sometimes referred to in this Agreement as the “Stock Consideration”);

WHEREAS, concurrent with the execution of this Agreement, WPP Luxembourg is entering into the Purchase Agreement pursuant to which, and subject to the terms and conditions contained therein, the Company will issue and sell to WPP Luxembourg shares of Common Stock (collectively with the Stock Consideration, the “Shares”), and WPP Luxembourg will purchase and receive such shares from the Company in an amount that will represent six and 37/100 percent (6.37%) of the issued and outstanding Common Stock (after giving effect to such issuance);

WHEREAS, immediately following the issuance of the Stock Consideration under the Asset Purchase Agreement and the Common Stock under the Purchase Agreement, the Investor will hold sixteen and 67/100 percent (16.67%) of the then issued and outstanding Common Stock; and

WHEREAS, the Investor and the Company deem it to be in their best interests to set forth certain of their respective rights and obligations in connection with the Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Activist Investor” means a Person who Beneficially Owns a number of shares of Common Stock, or securities convertible into (or exercisable for) shares of Common Stock, such that such Person is required to file Schedule 13D with the Commission and who the Investor actually knows has the intention of replacing members of the Board, effecting a Change of Control, or otherwise advocating the Company to take or refrain from taking any like action.

(b) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144; provided that (i) the Company shall not be deemed to be an Affiliate of the Investor and (ii) the Investor shall not be deemed to be an Affiliate of the Company.

(c) “Agreement” has the meaning given in the preamble.

(d) “Asset Purchase Agreement” has the meaning given in the recitals.

(e) A Person shall be deemed to “Beneficially Own” (or have “Beneficial Ownership” of) securities:

(i) which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions whether or not within the control of such Person, compliance with regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or

(ii) which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “Beneficial Ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(f) “Board” means the board of directors of the Company.

(g) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks generally are required or authorized to be closed in New York, New York.

(h) “Change of Control” means a single transaction or a series of related transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, amalgamation, share exchange or other business combination transaction, in which any Person or Group (other than the Company or a holding company formed by the Company) becomes the Beneficial Owner of (i) more than thirty percent (30%) of the combined outstanding Voting Power of the Company or (ii) substantially all of the consolidated assets of the Company and its subsidiaries.

(i) “Closing” has the meaning given in the Purchase Agreement.

(j) “Closing Date” has the meaning given in the Purchase Agreement.

(k) “CMR” has the meaning given in the preamble.

(l) “Commission” means the United States Securities and Exchange Commission or any successor agency.

(m) “Common Stock” means the common stock of the Company, par value $0.001 per share, and any and all securities of any kind whatsoever of the Company that may be issued and outstanding on or after the Closing Date in respect of, in exchange for, or upon conversion of Common Stock pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

(n) “Company” has the meaning given in the preamble.

(o) “Company Notice” has the meaning given in Section 2.1(e).

(p) “Company ROFR” has the meaning given in Section 2.1(e).

(q) “Company Securities” means (i) any Common Stock and (ii) any other securities of the Company entitled to vote generally in the election of directors of the Company.

(r) “Demand Registration” has the meaning given in Section 5.1(a).

(s) “Excess Shares” has the meaning given in Section 2.2(d).

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Body, the giving of notice to or registration with any Governmental Body or any other action in respect of any Governmental Body.

(v) “Governmental Body” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(w) “Group” has the meaning given in Section 13(d) of the Exchange Act as in effect on the Closing Date.

(x) “Indemnified Party” has the meaning given in Section 5.6(c)

(y) “Indemnifying Party” has the meaning given in Section 5.6(c).

(z) “Investor” has the meaning given in the preamble; provided, that, except where the context otherwise requires, any reference to the Investor shall also refer to the Affiliates of the Investor.

(aa) “Investor Notice” has the meaning given in Section 2.1(e).

(bb) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

(cc) “Long-Form Registrations” has the meaning given in Section 5.1(a).

(dd) “Losses” has the meaning given in Section 5.6(a).

(ee) “NASDAQ” means the NASDAQ Global Market.

(ff) “Notice Period” has the meaning given in Section 2.1(e).

(gg) “Observer” has the meaning given in Section 3.1(a).

(hh) “Ownership Cap” has the meaning given in Section 2.2(b).

(ii) “Permitted Transferee” means any Person who comes to own Common Stock in a Transfer of Common Stock permitted by Section 2.1(a).

(jj) “Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

(kk) “Piggyback Registration” has the meaning given in Section 5.2(a).

(ll) “Prospective Transferee” has the meaning given in Section 2.1(e).

(mm) “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(nn) “Public Offering” means an offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, including an offering in which the Investor is entitled to sell Common Stock pursuant to the terms of this Agreement.

(oo) “Purchase Agreement” has the meaning given in the preamble.

(pp) “Registration Expenses” has the meaning given in Section 5.4(a).

(qq) “Registrable Securities” means any Common Stock issued or issuable pursuant to the Purchase Agreement or the Asset Purchase Agreement, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that Registrable Securities shall cease to be Registrable Securities when (i) such shares of Common Stock have been disposed of in accordance with the Registration Statement or (ii) such shares of Common Stock are eligible to be transferred pursuant to Rule 144 under the Securities Act without any limitation on the number of shares that may be sold at any one time or during any period.

(rr) “Registration Statement” means each registration statement required to be filed under Article 5, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(ss) “Requested Information” has the meaning given in Section 5.6(f).

(tt) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

(uu) “SEC Reports” means all reports the Company has filed under the Exchange Act (whether or not required), including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof.

(vv) “Securities Act” means the Securities Act of 1933, as amended.

(ww) “Selling Expenses” has the meaning given in Section 5.4(a).

(xx) “Shares” has the meaning given in the recitals.

(yy) “Short-Form Registrations” has the meaning given in Section 5.1(a).

(zz) “Stock Consideration” has the meaning given in the recitals.

(aaa) “Third Party Offer” means a bona fide offer to enter into a transaction that would (if consummated) result in a Change of Control by a Person, other than (i) the Investor or any of its Affiliates or (ii) any other Person acting on behalf of or as part of a Group with the Investor.

(bbb) “Transaction Documents” has the meaning given in the Asset Purchase Agreement.

(ccc) “Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, charge, encumber, hypothecate or otherwise transfer such Shares or any participation or interest therein, whether directly or indirectly (including by means of any hedging or derivative transactions that may have a similar effect to the foregoing), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, charge, encumbrance, hypothecation, or other transfer of such Shares or any participation or interest therein (or any hedging or derivative transactions that may have a similar effect to the foregoing) or any agreement or commitment to do any of the foregoing, other than, in the case of each of clauses (i) and (ii) above any blanket liens on all or substantially all of the assets of the Investor and its Affiliates pursuant to a credit facility or similar arrangement.

(ddd) “Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

(eee) “Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all securities of the Company entitled to vote in the election of directors were present and voted at a meeting held for such purpose

(fff) “WPP Luxembourg” has the meaning given in the preamble.

ARTICLE 2

TRANSFER RESTRICTIONS; STANDSTILL

2.1 Transfer Restrictions.

(a) The Investor shall not, directly or indirectly, Transfer any Shares to any other Person, other than the Company, until the later of (x) the date that is six (6) months after the Closing Date or (y) the time when the Investor Beneficially Owns less than five percent (5%) of the outstanding Common Stock of the Company (in the case of clause (y) other than as a result of a Transfer in violation of this Section 2.1), except for:

(i) Transfers effected through widely-distributed underwritten transactions to unknown purchasers;

(ii) Transfers in a block, or series of related blocks, representing in the aggregate less than two percent (2%) of the Company’s Common Stock to a Beneficial Owner of less than five percent (5%) of the Company’s Common Stock; provided that the transferee in a Transfer under this Section 2.1(a)(ii) is not an Activist Investor;

(iii) Transfers otherwise approved by the Board; or

(iv) so long as the Company is notified in advance in writing, Transfers to any Affiliate of the Investor that is a direct or indirect wholly-owned subsidiary of WPP plc.

Any Transfer by the Investor to a Permitted Transferee permitted under (x) clause (i), shall be made pursuant to an effective registration statement under the Securities Act, or (y) clause (ii) shall be subject to Section 2.1(e) (unless the provisions of Section 2.2 apply) and shall be made in accordance with Rule 144 (including the volume and manner-of-sale limitations of Rule 144, if such limitations are applicable to such Transfer) and otherwise in compliance with the Securities Act.

(b) Any Permitted Transferee (other than a Permitted Transferee who becomes a Permitted Transferee pursuant to Section 2.1(a)(i)) shall agree in writing to be bound by the provisions that apply to the Investor under this Agreement, and all references in this Agreement to the Investor shall be deemed to include such Permitted Transferee upon consummation of any Transfer of Shares by the Investor to the Permitted Transferee.

(c) Nothing in this Section 2.1 shall restrict the Investor’s ability to Transfer any Shares as otherwise expressly permitted or required in Section 2.2 of this Agreement.

(d) The Investor agrees to the imprinting, so long as is required by this Section 2.1(d), of the following legend on any certificate evidencing Registrable Securities:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

Certificates evidencing the Registrable Securities shall not be required to contain such legend or any other legend (i) while a Registration Statement covering the resale of such Registrable Securities is effective under the Securities Act, or (ii) following any sale of such Registrable Securities pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

(e) Except with respect to a Transfer proposed to be made pursuant to Section 2.1(a)(i), (iii) or (iv) or pursuant to Section 2.2(d) or (e), the Investor hereby unconditionally and irrevocably grants to the Company a right of first refusal (the “Company ROFR”) to purchase all of the Shares that the Investor may propose to Transfer pursuant to an arm’s length, bona fide offer by a Person, other than the Investor or any of its Affiliates (such person a “Prospective Transferee”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee. The Investor proposing to make such a Transfer must deliver notice to the Company not later than forty-five (45) Business Days prior to the consummation of such Transfer (an “Investor Notice”). Such Investor Notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer, the identity of the Prospective Transferee and the intended date of the proposed Transfer. To exercise the Company ROFR under this Section 2, the Company must deliver notice to the Investor within thirty (30) days after delivery of the Investor Notice (the “Notice Period”) stating the Company’s desire to purchase the shares that are the subject of the proposed Transfer on the terms and subject to the conditions set forth in the Investor Notice (the “Company Notice”). The closing of the purchase of the Shares that are set forth in the Investor Notice shall take place, and all payments from the Company shall have been delivered to the Investor, by the later of (i) the date specified in the Investor Notice as the intended date of the proposed Transfer and (ii) thirty (30) Business Days after delivery of the Investor Notice. If the Company does not deliver the Company Notice prior to the expiration of the Notice Period, the Investor may, during a period of ninety (90) Business Days following the expiration of the Notice Period, Transfer all of the Shares described in the Investor Notice to the Prospective Transferee on terms and conditions no more favorable to such transferee than those set forth in the Investor Notice. If the Investor does not Transfer the Shares described in the Investor Notice within such period, the Company’s rights provided in this paragraph (e) with respect to the Shares described in the Investor Notice shall be revived and such Shares shall again be subject to the Company ROFR.

2.2 Standstill.

(a) Except as specifically approved by the Board, the Investor shall not, directly or indirectly: (i) by purchase or otherwise (including through hedging or derivative transactions), acquire, agree to acquire or offer to acquire Company Securities or direct or indirect rights or options to acquire Company Securities (including any voting trust certificates representing such securities) that would result in the Investor Beneficially Owning more than twenty percent (20%) of the Common Stock outstanding at the time of any of the foregoing actions; (ii) enter, propose to enter into, solicit or support any merger, business combination or similar transaction involving the Company or any of its subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of the Company or any of its subsidiaries, in each case, if such forgoing transaction would result in a Change of Control; (iii) initiate or propose any shareholder proposal without the approval of the Board granted in accordance with this Agreement or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the Commission under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Company Securities or request or take any action to obtain any list of shareholders of the Company for such purposes with respect to any matter (or, as to such matters, solicit any Person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act); (iv) form, join or in any way participate in a Group formed for the purpose of (A) acquiring, holding, voting or disposing of or taking any other action with respect to Company Securities or (B) effecting a Change of Control of the

Company; (v) deposit any Company Securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than this Agreement); (vi) seek representation on the Board, the removal of any directors from the Board, or a change in the size or composition of the Board; (vii) make any request to amend or waive any provision of this Section 2.2, except to the extent such request is made on a confidential basis solely to the Board; (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal; (ix) take any action challenging the validity or enforceability of this Section 2.2; or (x) assist, advise, encourage or negotiate with any Person with respect to, or seek to do, any of the foregoing.

(b) The restrictions in Section 2.2(a) shall not prevent the Investor, following the Closing Date, from purchasing shares of the Common Stock in the secondary market in an amount such that (after giving effect to any such purchases) the Investor Beneficially Owns no more than twenty percent (20%) of the then outstanding Common Stock (the “Ownership Cap”).

(c) Nothing in this Section 2.2 shall prohibit or restrict the Investor from: (i) responding to any inquiries from any shareholders of the Company as to the Investor’s intention with respect to the voting of any Company Securities Beneficially Owned by the Investor so long as such response is consistent with the terms of this Agreement; or (ii) making any confidential proposals to the Board in respect of any matter, so long as such proposal does not require a public announcement by the Company, the Investor or any Affiliate of the Investor.

(d) If the Board shall, at any time and in good faith, reasonably determine that the Investor Beneficially Owns shares of Common Stock in excess of the Ownership Cap, the Company shall ask the Investor to reduce the level of such Beneficial Ownership to an amount below the Ownership Cap. If the Investor does not effect such reduction within ten (10) Business Days of the date on which it is so advised by the Company, the Company shall have the power (i) to call for the purchase by the Company from the Investor of a number of shares of Common Stock sufficient to bring such Beneficial Ownership to no more than the Ownership Cap (such number of shares of Common Stock being the “Excess Shares”), and (ii) to refuse to transfer or issue Company Securities to the Investor until such time that such Beneficial Ownership is equal to or less than the Ownership Cap. The purchase price per share for the Excess Shares shall be equal to the weighted-average closing sales price per share for the Common Stock as reported by NASDAQ or other national securities exchange on which the Common Stock are then listed for the five (5) trading days preceding such purchase. Payment of the purchase price shall be made in cash by the Company no later than five (5) Business Days after the Company has provided written notice to the Investor that the Company intends to exercise its call right pursuant to this paragraph (d). From and after the payment of such purchase price by the Company, the Beneficial Owner of the Excess Shares shall cease to be entitled to distributions, voting rights and other benefits with respect to such Excess Shares. If the Company does not grant an exemption from the ownership restrictions set forth in this Section 2.2, then any action described in Section 2.2(a) that would result in the Investor

Beneficially Owning shares of Common Stock in excess of the amounts permitted by this Section 2.2 shall be deemed void ab initio and the Investor shall be deemed never to have had an interest in the applicable Company Securities. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, judgment, statute, rule or regulation, then the Investor shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Company Securities and to hold such Company Securities on behalf of the Company.

(e) Notwithstanding the Company’s rights under Section 2.2(d) above, if the Investor shall, at any time and in good faith, reasonably determine that the Investor Beneficially Owns shares of Common Stock in excess of the Ownership Cap as a result of any action taken by Company (including, without limitation, any share buy-back), the Investor shall have the right (but not the obligation) to (i) sell to the Company, and the Company shall be obligated to purchase from the Investor, the Excess Shares or (ii) sell the Excess Shares in the market subject to compliance with applicable law. For purposes of the immediately preceding clause (i), the purchase price per share for the Excess Shares shall be equal to the average closing sales price per share for the Common Stock as reported by NASDAQ or other national securities exchange on which the Common Stock are then listed for the five (5) trading days preceding such purchase. Payment of the purchase price shall be made in cash by the Company no later than five (5) Business Days after the Investor has provided written notice to the Company that the Investor intends to exercise its put right pursuant to this paragraph (e).

2.3 Third Party Offers. In the event that the Company becomes the subject of a Third Party Offer:

(a) the Investor shall not support such Third Party Offer, vote in favor of such Third Party Offer or tender or sell its Company Securities to the Person making such Third Party Offer, unless such Third Party Offer is approved by the Board; and

(b) the Investor shall have the right to make an offer to enter into a transaction that would result in a Change of Control of the Company within twenty (20) trading days of the date on which such Third Party Offer is publicly announced; provided that, the Company will notify the Investor of a Third Party Offer that is not publicly announced within two (2) trading days of the Board’s decision to proceed with such Third Party Offer (if the terms of such Third Party Offer do not prevent such disclosure), and the Investor shall have the right to make an offer under this Section 2.3(b) as if the Third Party Offer had been publicly announced on the date the Company notifies the Investor of such offer.

2.4 Voting of Shares. At each meeting of shareholders of the Company occurring (or in connection with any action by written consent of shareholders of the Company) during the term of this Agreement with respect to any Third Party Offer, any shareholder proposal or other third party proxy proposal (including nominees for election to the Board) that is to be voted upon at such meeting (or acted upon in such written consent), the Investor shall vote any of the Company Securities it then Beneficially Owns as recommended by the Board.

ARTICLE 3

BOARD OBSERVER AND INFORMATION RIGHTS

3.1 Board Observer.

(a) The Investor shall be entitled to designate a representative (the “Observer”) to attend any Board meetings in accordance with the terms and conditions set forth herein so long as the Investor Beneficially Owns at least five percent (5%) of the shares of Common Stock then outstanding.

(b) The Company shall deliver to the Observer, subject to the terms and conditions herein, notice of all meetings of the Board; and the Observer shall be entitled to attend all meetings of the Board in a non-voting, observer capacity, other than any meetings (or portions thereof) where the Board determines in good faith, upon the advice of counsel, (i) that the attendance of the Observer at such meeting (or portion thereof) would adversely affect the attorney-client privilege between the Company and its counsel, (ii) that the exclusion of the Observer from such meeting (or portion thereof) is necessary to protect the Company’s trade secrets, (iii) that the attendance of the Observer at such meeting (or portion thereof) would cause competitive harm, or (iv) that the exclusion of the Observer from such meeting (or a portion thereof) is necessary in order to discuss a Third Party Offer; provided that, in the event the Observer is excluded from any portion of such meeting, the Observer will be allowed to rejoin the remainder of such meeting after the Board ceases its discussions on the matters that gave rise to excluding the Observer pursuant to foregoing clauses (i) through (iv) of this Section 3.1(b). The Company shall deliver to the Observer copies of all minutes, consents and any other material that the Company provides to the members of the Board, except for such minutes, consents and other material that the Board determines in good faith, upon the advice of counsel, (w) would, if delivered to the Observer, adversely affect the attorney-client privilege between the Company and its counsel, (x) should not be provided to the Observer in order to protect the Company’s trade secrets, (y) would cause competitive harm to the Company if provided to the Observer, or (z) concern a Third Party Offer.

(c) All Board meetings shall be duly constituted notwithstanding the absence of the Observer for any reason or no reason. No Board meeting shall be subject to delay and the Company shall not be in breach of its obligations hereunder, provided that the Company has provided notice of such Board meeting to the Observer in the same manner as notice was provided to the directors.

3.2 Disclosure and Confidentiality. Each of the Investor and the Observer shall, and shall cause its representatives to, keep confidential any materials or information regarding the Company that has been communicated pursuant to the terms of this Agreement (including any materials or information provided at or in connection with any Board meetings) or any other Transaction Document, unless (a) such materials or information is or becomes generally available to the public other than as a result of disclosure by the Company or its Affiliates or their respective representatives in breach of this Section 3.2; (b) such materials or information was within the possession of or actually known to the Investor or its representatives on a non-confidential basis prior to its disclosure to the Investor or its representatives by the Company or its Affiliates or their respective representatives pursuant to this Agreement or any other Transaction Document; (c) such materials or information becomes available to the Investor or its representatives other than pursuant to this Agreement or any other Transaction Document, and other than as a result of a breach of a legal, contractual or fiduciary obligation owed by such source to the Company of which the Investor or the Observer knows, or should reasonably be expected to know, at the time of such disclosure; or (d) the Investor or the Observer or their respective representatives, as the case may be, become compelled by law or direction of a Governmental Body having jurisdiction over the Investor or the Observer or their representatives, as the case may be, to disclose any such materials or information; provided, however, that (i) the Investor or the Observer or their respective representatives, as the case may be, will provide the Company, prior to such disclosure, to the extent practicable without prejudicing the legal rights, privileges or legal obligations of the Investor, Observer or their respective representatives, as the case may be, and as otherwise permitted by law, with reasonably prompt written notice so that the Company may seek a protective order or appropriate remedy; (ii) the Investor, the Observer and their respective representatives, as the case may be, shall cooperate with the Company’s reasonable requests, at the Company’s expense, so that the Company may obtain such protective order; and (iii) in the event that a protective order or other remedy is not obtained, the Investor, the Observer and their respective representatives, as the case may be, will furnish only the portion of the materials or information that is legally required to be disclosed. The Investor will be responsible for any breach of this paragraph by it, the Observer or any of their respective Affiliates or their respective directors, officers, employees or other representatives.

3.3 Nonpublic Information. The Investor acknowledges that it is aware, and that it will advise its Affiliates and their respective representatives who receive undisclosed material information regarding the Company, that securities Laws prohibit any Person who has non-public material information from purchasing or selling Common Stock or other securities of the Company from or to any uninformed third party or from communicating such information to any uninformed third party under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such Common Stock or other securities.

3.4 Costs and Expenses. Except as provided in Section 3.2, all costs and expenses of the Observer in connection with the exercise of the rights of the Investor set forth in this Article 3 shall be borne by the Investor.

3.5 Transfer; Additional Observer Rights. The rights of the Investor set forth in this Article 3 are personal to the Investor and shall not be transferred with the disposition of any Common Stock by the Investor or by any other means, except for transfers to Affiliates pursuant to Section 2.1. In the event that another major advertising holding company Beneficially Owns at least five percent (5%) of the outstanding Common Stock, the Company may, in its sole discretion, grant such shareholder observer rights equal to, but no greater than, the rights granted to the Investor under this Article 3.

ARTICLE 4

REPRESENTATIONS OF THE INVESTOR

The Investor hereby represents and warrants to the Company:

4.1 Due Organization, Authorization. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to complete the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Investor has been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general applications relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

4.2 No Conflicts. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby will not (a) result in a violation of, be in conflict with or constitute a default (with or without notice or lapse of time or both) under (i) any law applicable to the Investor or any of its assets, (ii) any provision of the Investor’s organizational documents, (iii) any order or judgment of any court or other Governmental Body applicable to the Investor or any of its assets or (iv) any contractual restriction binding on or affecting the Investor or any of its assets or (b) result in the creation or imposition of any lien, mortgage, pledge, claim, right, charge, security interest or other restriction or encumbrance upon any of the Investor’s assets, including the Company Securities.

4.3 Short Sales and Confidentiality Prior to the Date Hereof. Other than the transaction contemplated by the Purchase Agreement, the Investor has not directly or indirectly, nor has any Person acting on behalf of, or pursuant to, any understanding with the Investor, executed any disposition, including short sales (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act), in the securities of the Company during the period commencing from the time that the Investor first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transaction contemplated by the Purchase Agreement until the date hereof. Other than to Affiliates of the Investor and to representatives and advisors of the Investor and such Affiliates, the Investor has maintained the confidentiality of all disclosures made to it in connection with the transaction contemplated hereunder (including the existence and terms of such transaction).

ARTICLE 5

REGISTRATION RIGHTS

5.1 Demand Registrations.

(a) Requests for Registration. At any time and from time to time after the third anniversary of the Closing, the Investor may request that the Company effect a registration under the Securities Act with respect to a minimum of five percent (5%) of the Company’s Common Stock then outstanding, and the Company shall effect such registration (i) on Form S-1 or any similar form (a “Long-Form Registration”), or (ii) on Form S-3 or any similar form, if available (a “Short-Form Registration”; and each a “Demand Registration”).

(b) Long-Form Registrations. All Long-Form Registrations shall be underwritten registrations.

(c) Deferral of Demand Registration. The Company shall file a registration statement with respect to each Demand Registration requested pursuant to Section 2.1(a) as soon as practicable after receipt of the demand of the Investor; provided, however, that if in the good faith judgment of the Board of Directors of the Company, a requested Demand Registration would be detrimental to the Company in that such registration would interfere with a proposed primary registration of securities by the Company or any other pending material corporate transaction or event and the Board of Directors concludes, as a result, that it is advisable to defer the filing of such registration statement at such time, then the Company shall have the right to defer such filing for the period during which such registration would be detrimental; provided, however, that (i) the Company may not defer the filing for a period of more than ninety (90) days after receipt of the demand of the Investor, (ii) the Company shall not exercise its right to defer a Demand Registration more than once in any three hundred sixty-five (365)-day period, and (iii) if the Company undertakes a primary registration following an exercise of its deferral right, the Investor shall have “piggyback” rights under Section 5.2 hereof with respect to not less than one-fourth (1/4) of the number of shares of Common Stock to be sold in such offering.

(d) Underwriting. If the Investor intends to distribute the Registrable Securities covered by a Demand Registration by means of an underwriting, it shall so advise the Company as a part of its demand made pursuant to Section 5.1(a). The Company shall have the right to select the managing underwriter(s) for an underwritten Demand Registration, which managing underwriters shall be reasonably acceptable to the Investor. The right of the Investor to participate in an underwritten Demand Registration shall be conditioned upon the Investor’s participation in such underwriting in accordance with the terms and conditions thereof, and the Company and the Investor will enter into an underwriting agreement in customary form.

(e) Priorities. If other securities are included in any Demand Registration that is an underwritten offering, and the managing underwriter for such offering advises the Company that in its opinion the amount of securities to be included exceeds the amount of securities that can be sold in such offering without adversely affecting the marketability or pricing thereof, the Company will include in such registration all Registrable Securities requested to be included therein prior to the inclusion of any other securities.

(f) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration if (i) at least two (2) Demand Registrations have been effected in the then prior twelve (12)-month period, (ii) such Demand Registration would be effected within ninety (90) days after the effective date of a previous Demand Registration, or (iii) the Company, in effecting such registration, would be required to execute a general consent to service of process in a particular jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act. The Company may postpone for up to ninety (90) days the filing or the effectiveness of a registration statement for a Demand Registration if a certificate signed by the Company’s chief financial officer is furnished by the Company to the Investor stating that in the good faith judgment of the Company’s senior management such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company to acquire financing, engage in any acquisition of assets (other than in the ordinary course of business), or engage in any merger, consolidation, tender offer, reorganization, disposition or similar transaction.

5.2 Piggyback Registrations.

(a) Request for Inclusion. If the Company shall determine to register any of its securities for its own account or for the account of other security holders of the Company (other than the Investor pursuant to Section 5.1) on any registration form (other than Form S-4 or S-8) that permits the inclusion of Registrable Securities (a “Piggyback Registration”), the Company will promptly give the Investor written notice thereof and, subject to Section 5.2(c), shall include in such registration all the Registrable Securities requested to be included therein pursuant to the written requests of the Investor received within twenty (20) days after delivery of the Company’s notice.

(b) Underwriting. If the Piggyback Registration relates to an underwritten public offering, the Company shall so advise the Investor as a part of the written notice given pursuant to Section 5.2(a). In such event, the right of the Investor to participate in such registration shall be conditioned upon the Investor’s participation in such underwriting in accordance with the terms and conditions thereof. The Investor shall (together with the Company) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

(c) Priorities. If such proposed Piggyback Registration is an underwritten offering and the managing underwriter for such offering advises the Company that the securities requested to be included therein exceed the amount of securities that can be sold in such offering without adversely affecting the marketability or pricing thereof, the securities that the Company determined to register under Section 5.2(a) (either for its own account or for the account of other security holders of the Company, provided that such other security holders are then exercising demand registration rights with respect to the securities to be so registered) shall have priority over any Registrable Securities requested to be included in the Piggyback Registration by the Investor.

5.3 Obligations of the Investor With Respect to the Underwriting Agreement and Prospectuses. The Investor shall cease using any prospectus after receipt of written notice from the Company of the happening of any event as a result of which such prospectus (a) contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made or (b) is otherwise not legally available to support sales of the Registrable Securities. The Investor shall cooperate with the Company (as reasonably requested by the Company) in connection with the preparation of the registration statement, and, for so long as the Company is obligated to file and keep effective such registration statement, the Investor shall provide to the Company, in writing, for use in the applicable registration statement, all such information regarding the Investor and its plan of distribution for such securities as may be reasonably necessary to enable the Company to prepare the registration statement and prospectus covering such securities, to maintain the effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith. The Investor further agrees to become a party to any underwriting agreement entered into by the Company in connection with an offering pursuant to a Demand Registration that is an underwritten offering.

5.4 Expenses of Registration.

(a) Subject to Sections 5.4(b), 5.4(c) and 5.5, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, fees and disbursements of counsel for the Company and of all independent certified public accountants for the Company, and fees and expenses of underwriters including, if necessary, a “qualified independent underwriter” within the meaning of the rules of the National Association of Securities Dealers, Inc. (in each case, excluding Selling Expenses (as defined below), which shall be borne by the Investor with respect to the Investor’s Registrable Securities to be offered pursuant to the applicable registration statement), and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), incurred in connection with up to two (2) Demand Registrations during any given twelve (12) month period, and all Piggyback Registrations, shall be borne by the Company; provided, however, that (i) no Demand Registration shall count as one of the Company-paid Demand Registrations unless such registration is declared effective by the Commission and remains continuously effective for a period of one hundred twenty (120) days (or such shorter period as is required to effect the complete distribution of the Registrable Securities covered thereby), and (ii) if the Investor requests more than two (2) Demand Registrations during any given twelve (12) month period, then the Investor shall bear all Registration Expenses associated with such additional Demand Registrations. All underwriting discounts and selling commissions applicable to the sale of Registrable Securities (“Selling Expenses”) subject to any Demand or Piggyback Registration shall be borne by the Investor.

(b) To the extent expenses are not required to be paid by the Company in Section 5.4(a) above, the Investor shall pay those expenses allocable to its securities that are the subject of the Demand Registration or Piggyback Registration, and any expenses not so allocable shall be borne by all other sellers of securities included in such Demand Registration or Piggyback Registration in proportion to the aggregate selling price of the securities to be so registered.

(c) Notwithstanding Section 5.4(a) above, the Company shall not be required to pay for any expenses of registration begun pursuant to this Article 5 if the registration request is subsequently withdrawn at the request of the Investor (in which case, the Investor shall bear all such expenses).

5.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Article 5, the Company will keep the Investor advised in writing as to the initiation of such registration and as to the completion thereof. At its expense, the Company will use reasonable efforts to:

(a) cause such registration to be declared effective by the Commission and, in the case of a Demand Registration, keep such registration effective for a period of one hundred twenty (120) days or until the Investor has completed the distribution described in the registration statement relating thereto, whichever first occurs;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement (including post-effective amendments) as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) obtain appropriate qualifications of the securities covered by such registration under state securities or “blue sky” laws in such jurisdictions as may be requested by the holders of Registrable Securities; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.5, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(d) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Investor from time to time may reasonably request;

(e) notify the Investor, at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of the Investor, prepare and furnish to the Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing; provided, that upon receiving notice from the Company under this clause (e), the Investor shall, and shall use its reasonable best efforts to, cause any sales or placement agent or agents for the Registrable Securities and the underwriters, if any, to forthwith discontinue disposition of the Registrable Securities until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Securities as soon as practicable after the Investor’s receipt of such notice.;

(f) cause all Registrable Securities covered by such registration to be listed on each securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities covered by such registration and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(i) in connection with any underwritten Demand Registration, the Company will enter into an underwriting agreement in usual and customary form with the managing underwriter(s) of such offering.

5.6 Indemnification.

(a) The Company will indemnify, defend and hold harmless the Investor, each of the Investor’s officers, directors, partners, agents, employees and representatives, and each person controlling the Investor within the meaning of Section 15 of the Securities Act, with respect to each registration, qualification or compliance effected pursuant to this Article 5, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) (collectively, the “Losses”) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such indemnified person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Losses; provided, however, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission based upon written information furnished to the Company by the Investor and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 5.6(a) shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (unless such consent has been unreasonably withheld).

(b) The Investor shall indemnify, defend and hold harmless the Company, each of its directors, officers, agents, employees and representatives, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all Losses arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such indemnified persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Losses, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company by the Investor; provided, however, that (i) the Investor shall not be liable hereunder for any amounts in excess of the net proceeds received by the Investor pursuant to such registration, and (ii) the obligations of the Investor hereunder shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Investor (which consent has not been unreasonably withheld).

(c) Each party entitled to indemnification under this Section 5.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom through counsel approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.6 to the extent such failure is not prejudicial to the Indemnifying Party. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include an unconditional release of such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 5.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the Investor shall not be required to contribute amounts in excess of the amounts that such holder would have been required to pay pursuant to the indemnification provisions of this Section 5.6 (assuming such provisions were enforceable).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Prior to the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify the Investor who has timely provided the requisite notice hereunder entitling the Investor to register Registrable Securities in such registration statement of the information, documents and instruments from the Investor that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to a questionnaire, and signatures to a custody agreement, power of attorney, lock-up letter and underwriting agreement, each of which instrument shall be in a form reasonably acceptable to the Investor (the “Requested Information”). If the Company has not received, on or before the second day before the expected filing date, the Requested Information from the Investor, and provided that the Company has provided the Investor with reasonable advance notice of the expected filing date, the Company will not be obligated to include any of the Investor’s Registrable Securities in the applicable Registration Statement, and will have no liability for the failure to so include the Investor’s Registrable Securities.

5.7 Hold-Back Agreements. If requested by the Company or any underwriter of Common Stock of the Company, the Investor shall not sell or otherwise transfer or dispose of any Common Stock (other than pursuant to such registration or, if permitted by any underwriter for such public offering, in a private transfer to a Permitted Transferee) during the one-hundred eighty (180)-day period following the effective date of such registration statement filed pursuant to a Demand Registration under this Article 5; provided, however, that, (a) all executive officers and directors of the Company enter into similar agreements, and (b) if any shareholder of the Company is released from any standoff obligation, the Company shall concurrently therewith cause the same pro rata portion of the Company’s outstanding securities then held by the Investor to be released from any standoff obligations. The obligations described in this Section 5.7 shall not apply to a registration on Form S-4 or Form S-8 or similar forms.

ARTICLE 6

CERTAIN ADDITIONAL COVENANTS

6.1 Tax Matters. On or before the Closing (and from time to time thereafter upon the reasonable request of the Company), the Investor agrees to execute and deliver to the Company one or more executed original IRS Form W-9 or applicable IRS Form W-8, or such other forms, certifications and/or documentation relating to the Investor and any subsidiaries of the Investor that directly own Shares and its and their owners as requested by the Company to enable the Company to meet its information reporting and withholding obligations under applicable tax laws. Investor agrees to provide new forms (or successor forms), certifications and/or documentation upon the expiration or obsolescence of any previously delivered forms, certifications and/or documentation and agrees to promptly notify the Company of any change in circumstances which would modify or render invalid any portion of any document previously provided under this Section 6.1.

6.2 Insider Trading. The Observer shall comply with the written policies and procedures regarding insider trading and conflicts of interest adopted by the Company, in effect on the date hereof, and as such may be amended from time to time with the approval of the Board; provided that the Observer shall not be required to comply with any such amended policy until the Company has provided a copy of such amended policy to the Observer. The Investor acknowledges that it is aware of such policies and procedures and that it has been provided with a copy of such policies and procedures in effect as of the date of this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Headings; Construction. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute, law or ordinance will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” means “including without limitation”; the word “or” means “and/or”; and the word “any” means “any or all.” The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

7.2 Entire Agreement. This Agreement and the other Transaction Documents, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the other Transaction Documents. At or after the Closing, and without further consideration, each party will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement and the other Transaction Documents.

7.3 Further Actions; Cooperation. The Investor agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to give effect to the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, the Investor (a) acknowledges that it will prepare and file with the Commission filings under the Exchange Act, including under Section 13(d) of the Exchange Act, relating to its Beneficial Ownership of the Common Stock and (b) agrees to use its reasonable efforts to assist and cooperate with the other parties in promptly preparing, reviewing and executing any such filings under the Exchange Act, including any amendments thereto.

7.4 Notices. Any notice, request or demand or other communication desired or required to be given hereunder will be in writing and will be deemed given upon: (a) actual receipt or personal delivery; (b) confirmed delivery by a standard overnight courier service, or when delivered by hand; (c) three (3) Business Days after being mailed in the United States by certified or registered mail, postage prepaid; or (d) transmitter’s confirmation of a receipt of an email or facsimile transmission, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice.

To the Company: Rentrak Corporation One Airport Center 7700 N.E. Ambassador Place Portland, Oregon 97220 Fax: (866) 656-7413 Attention: Chief Financial Officer Email:dch@rentrak.com

To the Investor:

Competitive Media Reporting, LLC

c/o WPP Group USA, Inc.

100 Park Avenue

4th Floor

New York, NY 10017

Fax: (212) 632-2222

Attention: Chief Financial Officer

Email: mhowe@wpp.com

and

WPP Luxembourg Gamma Three S.à r.l.

124 boulevard de la Pétrusse

L-2330

Luxembourg

Fax: +352 26 12 07 21

Attention: Anne Ehrismann / Thierry Lenders

		E-mail:	anne.ehrismann@wpp.lu
thierry.lenders@wpp.be

with a copy (which will not constitute notice) to: Perkins Coie LLP 1120 NW Couch Street Tenth Floor		with a copy (which will not constitute notice) to: Davis & Gilbert LLP 1740 Broadway New York, New York 10019
Portland, OR 97209 Fax: (503) 727-2222		Attention:	Matthew B. Schneider, Esq. Curt C. Myers, Esq.
Attention:	John Thomas, Esq. Darren Nakata, Esq.	Fax: 212-468-4888
		Email:	mschneider@dglaw.com
Email:	JRThomas@perkinscoie.com DNakata@perkinscoie.com		cmyers@dglaw.com

7.5 Fees and Expenses. Except as expressly set forth in this Agreement to the contrary (including Article 5 hereof), each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in all respects, including validity, interpretation, and effect by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 7.4 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

7.7 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares, as applicable.

7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

7.9 Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the

Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

7.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Except as otherwise set forth in this Agreement, no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

7.11 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided that, the provisions of Section 5.6 are intended for the benefit of the Persons covered thereby or entitled to payment thereunder.

7.12 Amendments; Waiver. This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by the Company and the Investor. The Company or the Investor may (a) extend the time for the performance of any of the obligations or other acts of the other parties under this Agreement; (b) waive any inaccuracy in the representations and warranties in this Agreement; and (c) waive compliance with any of the agreements, covenants, or conditions in this Agreement. Any extension or waiver contemplated in this Section 7.12 will be valid only if set forth in an instrument in writing signed by the Company on the one hand, or the Investor on the other hand, as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein.

7.13 Counterparts. This Agreement may be executed and delivered, including by facsimile or other electronic transmission (e.g., “.pdf” or “.tiff”), in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

7.14 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

7.15 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

7.16 Effectiveness; Termination. This Agreement will be effective as of the Closing Date immediately following the Closing and will terminate (a) if the Purchase Agreement is terminated prior to the Closing, as of the time at which the termination of the Purchase Agreement takes effect, (b) upon the mutual written consent of all of the parties hereto, or (c) if the Investor ceases to Beneficially Own an amount of Common Stock equal to at least five percent (5%) of the Common Stock issued and outstanding; provided, however, that the following shall survive the termination of this Agreement: Sections 5.6 and 5.7 (in the case of termination pursuant clauses (b) or (c) of this Section 7.16), and Sections 7.5, 7.6, 7.11 and this Section 7.16. No termination pursuant to this Section 7.16 shall release the Investor or the Company from their respective indemnification and contribution rights and obligations, if any, pursuant to Section 5.6 herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly as of the date first above written.

RENTRAK CORPORATION

By:	/s/ David I. Chemerow
Name:	David I. Chemerow
Title:	Chief Operating Officer,
Chief Financial Officer and Secretary

COMPETITIVE MEDIA REPORTING, LLC

By:	/s/ Kevin Farewell
Name:	Kevin Farewell
Title:	Secretary

WPP LUXEMBOURG GAMMA THREE S.À R.L.

By:	/s/ Anne Ehrismann / /s/ Thierry Lenders
Name:	Anne Ehrismann / Thierry Lenders
Title:	Manager / Manager